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May 1, 2004


Paul Schmitt
M-Wave, Inc.
475 Industrial Drive
West Chicago, IL  60185


Dear Paul:

By this letter agreement ("Agreement"), your duties as an employee of M-Wave (the "Company) will change as of May 1, 2004, and you will become a Special Consultant to the Company. This Agreement sets forth all terms and conditions of your new consulting role, and fully replaces your prior Employment Agreement. The terms of the services you will provide to the Company are as follows:

      1. The Consulting Period is from May 1, 2004 until January 29, 2005.

      2. As a Special Consultant, you will provide assistance to Company management in financial matters, including training of employees and as otherwise requested generally relating to your prior position as Chief Financial Officer of the Company.

      3. For your services under this Agreement, you will be paid at an annualized rate of $145,000, paid bi-weekly less ordinary and necessary payroll deductions, including 401(k) deductions, according to normal payroll practices of the Company for senior managers..

      4. In consideration of the payments in Paragraph 3, you shall provide services for fifteen (15) consecutive full business days beginning May 3, 2004; and, an additional twenty-five (25) full business days before August 31, 2004 for which you will receive additional compensation at the rate of $70.00 per hour for all services provided after five (5) full business days. All of the services shall be provided as requested by the Company, which agrees to consider your needs to care for your ill spouse in making such requests, but you will not be required to provide services in excess of three (3) business days per week without your consent in any circumstances. Any further services that you provide during the consulting period of this Agreement shall be by mutual agreement between you and the Company, and you shall be paid $70.00 per hour for those services. Any such hourly payments shall be made at the next regular payroll date following the end of the week in which any services are provided, less ordinary and necessary payroll deductions according to normal payroll practices of the Company.

      5. Your services under this Agreement shall be provided at the Company's corporate offices in West Chicago, Illinois.

      6. During the Consulting Period, the Company shall provide you, at the Company's expense, with insurance benefits under the Company's group benefits plans equal to those you


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received under your prior Employment Agreement, with no co-pay of premiums by you, including life, medical, dental, disability and vision protection. Upon the termination of the Consulting Period, you will be entitled to elect continuation of benefits under COBRA, at your expense.

      7. All unvested Company stock options you presently hold shall vest immediately. Therefore, upon execution of this Agreement, you shall hold fully-vested options to acquire 76,000 shares of the Company's common stock. Your rights and obligations with respect to such options shall be as set forth in the Option Plans of the Company, and any related stock option agreements, under which they were granted.

      8. The Company will reimburse up to $5,000 of reasonable and documented legal fees that you incur related to advice concerning your employment transition and benefits, including negotiation of this Agreement.

      9. Should a dispute arise pursuant to the terms of this Agreement, the prevailing party in any action to enforce this Agreement shall be paid or reimbursed its reasonable attorneys' fees by the other party.

      10. The Company agrees to indemnify you and continue coverage under all applicable directors and officers insurance policies to cover your duties as a Special Consultant in the same manner and to the same extent as the senior management of the Company is indemnified as though you were still an officer of the Company.

      Paul, I trust that the terms set out in this letter accurately state our agreement. Please sign where indicated below to acknowledge our agreement and confirm our understanding.

Sincerely,



Joe Turek
President, M-Wave, Inc.


/s/ Paul Schmitt
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Paul Schmitt


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